                                                                    EXHIBIT 99.1

GAPSHARE

TABLE OF CONTENTS
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999
 AND FOR THE YEARS THEN ENDED:

 Statements of Net Assets Available for Benefits

 Statements of Changes in Net Assets Available for Benefits
 Notes to Financial Statements

SUPPLEMENTAL SCHEDULE:

 Schedule of Assets Held for Investment Purposes as of December 31, 2000

Supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


To the Administrative Committee and Participants of
 GapShare:

We have audited the accompanying statements of net assets available for benefits of GapShare (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2000 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/ Deloitte & Touche LLP

San Francisco, California

May 18, 2001

GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                         2000           1999
ASSETS -
 Cash                                                $     46,736   $     27,531
                                                     ------------   ------------

 Investments, at fair value:
  Registered investment funds:
   AXP Cash Management Fund                            22,635,541     19,951,493
   AXP Bond Fund                                       14,404,956     12,107,098
   AXP Growth Fund                                     88,534,338    107,905,820
   AET Equity Index II Fund                            17,441,818     15,576,652
   Franklin Small Capital Growth Fund                  33,423,365     31,086,772
   Domini Social Equity Fund                           16,373,909     19,021,515
   Janus Worldwide Fund                                22,380,172     17,168,289
   AET Money Market I                                   4,395,636      5,320,066
                                                     ------------   ------------

    Total Registered Investment Funds                 219,589,735    228,137,705

   Common stock -
    The Gap, Inc. common stock                        162,919,194    314,764,752

   Participant loans                                   18,400,103     17,306,436
                                                     ------------   ------------

    Total investments at fair value                   400,909,032    560,208,893
                                                     ------------   ------------

   Interest receivable                                     23,513         16,606
                                                     ------------   ------------

NET ASSETS AVAILABLE FOR BENEFITS                    $400,979,281   $560,253,030
                                                     ============   ============

The accompanying notes are an integral part of these financial statements.

GAPSHARE

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                2000               1999
ADDITIONS TO (DEDUCTIONS FROM) NET ASSETS
 ATTRIBUTED TO:
 Investment income (loss):
  Net appreciation (depreciation) in fair value of
   registered investment funds                               $ (32,957,261)   $  53,177,589
  Net appreciation (depreciation) in fair value of
   The Gap Inc. common stock                                  (130,057,810)      61,510,085
  Dividends and interest                                         3,328,433        5,871,705
                                                             -------------    -------------

     Total investment income (loss)                           (159,686,638)     120,559,379
                                                             -------------    -------------

 Contributions:
  Employer                                                      17,815,500       15,343,972
  Participants and others                                       36,424,721       30,110,900
                                                             -------------    -------------

     Total contributions                                        54,240,221       45,454,872
                                                             -------------    -------------

     Total additions (deductions), net                        (105,446,417)     166,014,251

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
 BENEFITS PAID TO PARTICIPANTS                                  53,827,332       37,876,426
                                                             -------------    -------------

NET INCREASE (DECREASE)                                       (159,273,749)     128,137,825

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of year                                             560,253,030      432,115,205
                                                             -------------    -------------

 End of year                                                 $ 400,979,281    $ 560,253,030
                                                             =============    =============

The accompanying notes are an integral part of these financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

1.   DESCRIPTION OF PLAN

GapShare (the "Plan") is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the "Company") and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

The minimum level of participant contributions is 1% of total compensation on a pre-tax or after-tax basis. Total contributions may not exceed a maximum of 16% of total compensation on a pre-tax basis or 21% of total compensation on an after-tax basis. The maximum allowable contributions qualifying for deferral for individual income tax purposes was $10,500 for the year ended December 31, 2000 and $10,000 for the year ended December 31, 1999.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2000 and 1999, the formula provided for $1 of Company contributions for each $1 of participant basic contributions, up to a maximum of 4% of the participants total compensation on a pre-tax or after-tax basis. A participant's aggregate annual contribution may not exceed 25% of the participant's taxable compensation for the year or $30,000, whichever is less.

Effective January 1, 1999, the Plan adopted a Safe Harbor amendment allowing all participants to defer up to 16% of total compensation on a pre-tax basis or 21% of total compensation on an after-tax basis. The maximum compensation allowable for Plan allocation purposes was $170,000 for the year ended December 31, 2000 and $160,000 for the year ended December 31, 1999.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Contribution allocations to the Gap Stock Fund may not exceed 50% of total contributions. Allocations of each fund's earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Investment Options - American Express Trust Company is the Plan Trustee.

At December 31, 2000 and 1999, the Plan's assets were invested in the following funds:

 .    AXP Cash Management Fund - A money market fund that seeks maximum current income consistent with liquidity and stability of principal by investing in high-quality money market securities.

 .    AXP Bond Fund - A mutual fund that seeks to achieve current income and preservation of capital. The fund invests mainly in high-quality corporate bonds and U.S. government securities.

 .    AXP Growth Fund - A mutual fund that seeks long-term capital growth by investing in a portfolio of common stocks of companies that have above-average potential for long-term growth as a result of new management, marketing opportunities or technological superiority.

 .    American Express Trust Equity Index II - A collective fund with the objective to achieve a total rate of return as close as possible to that of the S&P 500 Index.

 .    Franklin Small Cap Growth Fund - A mutual fund that seeks long-term capital growth by investing primarily in companies in emerging growth phases.

 .    Domini Social Equity Fund - A mutual fund that seeks long-term total return corresponding with performance of the Domini Social Index, which consists of companies that meet certain social responsibility criteria.

 .    Janus World Wide Fund - A diversified mutual fund that seeks long-term capital growth by investing primarily in common stocks of foreign and domestic companies.

 .    AET Money Market I - A money market fund that seeks maximum current income consistent with liquidity and stability of principal by investing in high quality money market securities.

 .    Gap Stock Fund - The Gap Stock Fund is invested in common shares of The
     Gap, Inc., and a small amount of short-term investments. This fund may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of Gap Stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of the Gap Stock Fund or who take distributions or withdrawals from the Gap Stock Fund in the form of cash. At December 31, 2000 and 1999, the Gap Stock Fund held 6,388,988 shares ($25.50 per share) and 6,842,712 shares ($46.00 per share), respectively, of The Gap, Inc. stock.

Vesting - All active employees are 100% vested in all past and future employer contributions. Participant contributions and earnings thereon are fully vested.

Participant Loans - Participants may apply to receive a loan up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from five to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant's total distribution. The fixed interest rate charged is 1% over the current prime rate as stated in The Wall Street Journal, in effect at the time the loan is made. As of December 31, 2000 there were 3,978 such loans, with interest rates ranging from 7% to 10.5% maturing from 2001 to 2016.

Payment of Benefits - Upon termination of employment, a participant may elect to have vested portions distributed either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of sixty. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses - The Plan's administrative expenses are paid by the Company and are not included in the Plan's financial statements.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition - The AET Equity Index II Fund is valued by the Trustee at fair market value at the end of each Plan year. All other investments, including Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits - Distributions to participants are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

3.   TAX EXEMPT STATUS

The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan's net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated September 15, 1998. The Plan sponsor believes that the Plan continues to qualify for tax exempt status.

4.   PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the earlier of the termination of the Plan or the complete and permanent discontinuance of contributions by the Company, the accounts of all participants shall become fully vested and nonforfeitable. In the event of partial termination of the Plan, the full value of the accounts of the participants involved in the partial termination shall become fully vested and nonforfeitable. Upon the occurrence of such an event, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.
                                    ******

GAPSHARE

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2000
--------------------------------------------------------------------------------

            Identity of Issuer                       Description of                          Fair
                or Borrower                            Investment             Cost           Value
AXP Cash Management Fund                     Money Market Fund             $ 22,635,541   $ 22,635,541

AXP Bond Fund                                Mutual Fund,
                                              3,032,622 shares               14,835,958     14,404,956

AXP Growth Fund                              Mutual Fund,
                                              2,254,503 shares               82,454,634     88,534,338

American Express Trust Equity                Mutual Fund,
  Index II                                    481,619 shares                 17,379,636     17,441,818

Franklin Small Capital Growth Fund           Mutual Fund,
                                              849,819 shares                 27,107,169     33,423,365

Domini Social Equity Fund                    Mutual Fund,
                                              473,645 shares                 15,607,475     16,373,909

Janus World Wide Fund                        Mutual Fund,
                                              393,601 shares                 27,471,920     22,380,172

AET Money Market I                           Money Market Fund                4,395,636      4,395,636

The Gap, Inc. common stock                    6,388,988 shares               30,531,327    162,919,194

Participant loans                            3,978 loans with interest
                                              rates from 7% - 10.5%
                                              maturing from 2001-2016        18,400,103     18,400,103
                                                                           ------------   ------------

TOTAL                                                                      $260,819,399   $400,909,032
                                                                           ============   ============